Exhibit 99.1

Press Release	Source: GoldSpring, Inc.

GoldSpring, Inc. Names Robert T. Faber President and Chief Executive Officer

SCOTTSDALE, Ariz.,—Sept. 9, 2004—GoldSpring, Inc. (OTCBB: GSPG.OB), a precious metals mining company focused on the production of gold, precious metals and other minerals, today announced that Robert T. Faber, currently Chief Financial Officer of the Company, has been named President and Chief Executive Officer and that John F. Cook, currently a director and former President of the Company, has been appointed non-executive Chairman of the Board of Directors. The new appointments are effective immediately.

Stephen B. Parent, GoldSpring’s former Chairman and Chief Executive Officer, resigned for personal reasons and has agreed to assist the Company with the transition. Parent will retain his position on the Company’s Board of Directors.

“Personally, I appreciate the vote of confidence from the Board and would like to say that we are excited about the future of GoldSpring. Our Plum operation in Gold Hill, Nevada is in full production, producing expected results and projected to be cash flow positive from operations during the current quarter. In addition, we are currently evaluating several acquisition opportunities that will expand our presence in Nevada and other points in North America. The Company currently has over $5.5 million of cash on hand. We appreciate all that Mr. Parent has contributed to GoldSpring as the founder of the Company. Mr. Parent will continue to serve as a director and has demonstrated his commitment to a smooth leadership transition,” said Faber.

In addition, GoldSpring is actively seeking a Chief Financial Officer following Mr. Faber’s appointment. Mr. Faber will continue to act as Chief Financial Officer until a replacement is selected.

Mr. Faber is an executive with 20 years of diverse senior financial and operational management, business and acquisition experience, including 10 years of international experience. Mr. Faber previously served as Vice President of United Site Services, Inc., a privately held consolidator in the waste service industry. Additionally, Mr. Faber served as an executive with Allied Waste Industries overseeing a $1.2 billion multi-state area. Prior to Allied, Mr. Faber spent 17 years with Waste Management, Inc., a publicly traded environmental services company, during which time he served in senior positions both internationally and domestically. Faber’s positions included Director of Finance of Waste Management’s $1.4 billion multi-country International operations based in London, England and Vice President and Controller for several $100 million plus multi-state market areas.

Mr. Cook is a mining engineer with 42 years of domestic and international experience in various aspects of the mining industry, including the past 20 years as a senior executive.

Mr. Cook has held senior positions with Navan Resources, Goldcorp, and Lac Minerals. For the past eight years, Mr. Cook has been involved with junior exploration and development companies. Currently, he is Chairman of Anaconda Gold Corporation and of Castlerock Resources, which are both TSX Venture exchange companies with mining development interests in Canada, the United States, and Mexico. He is also currently a director of GLR Resources, Inc. and Wolfden Resources, Inc., both TSX companies with exploration and development interests in Canada. Mr. Cook owns and operates Tormin Resources Limited, a privately owned company and has recently been involved in the development of a gravity gold extraction plant in eastern Canada.

GoldSpring, Inc.:

GoldSpring, Inc. is a precious metals company focused on the production of gold, other precious metals and other minerals. GoldSpring seeks to grow in-ground reserves and production revenues through acquisition and development of producing mining properties and selected properties that can be put into production. For more information about GoldSpring please visit the Company’s corporate Web site at www.goldspring.us.

Statements contained in this press release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties beyond the company’s control, including but not limited to economic, competitive and other factors affecting the Company’s operations, management team effectiveness, expansion strategies, available financing, market prices and recovery costs, government regulations involving the Company, facts and events not known at the time of this release and other factors discussed in the Company’s filings with the Securities and Exchange Commission. These statements are not guarantees of future performance and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements.

Contact:

           GoldSpring, Inc.
           Craig Moore
           Corporate & Investor Relations
           (480) 505-4040
           email: info@goldspring.us
           www.goldspring.us